                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
       Duty to File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                Commission File Number              000-15334
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                                PALFED, INC.
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             (Exact name of registrant as specified in its charter)

  107 CHESTERFIELD STREET SOUTH, AIKEN, SOUTH CAROLINA  29801  (803) 642-1400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        $1.00 PAR VALUE COMMON STOCK
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          (Title of each class of securities covered by this Form)

                                    NONE
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      (Titles of all other classes of securities covered by this Form)

                                    NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]
         Rule 12h-3(b)(1)(ii)   [ ]            Rule 12g-4(a)(1)(ii)     [ ]
         Rule 12h-3(b)(2)(i)    [ ]            Rule 12g-4(a)(2)(i)      [ ]
         Rule 12h-3(b)(2)(ii)   [ ]            Rule 12g-4(a)(2)(ii)     [ ]
         Rule 15d-6             [X]            Rule 12h-3(b)(1)(i)      [X]

 Approximate number of holders of record as of the certification or notice date:

NONE, FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S MERGER WITH AND INTO REGIONS FINANCIAL CORPORATION

         Pursuant to the requirements of the Securities Exchange Act of 1934 REGIONS FINANCIAL CORPORATION, AS SUCCESSOR BY MERGER TO THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       February 13, 1998            By:  /s/ Samuel E. Upchurch, Jr.
      ---------------------------             -------------------------------
                                              Samuel E. Upchurch, Jr.
                                              General Counsel and Secretary of
                                                Regions Financial
                                              Corporation, as successor by
                                                merger to the Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.